Exhibit 10.2

SECOND AMENDMENT TO LEASE

This SECOND AMENDMENT TO LEASE (this “Amendment”) is entered into this 5th day of June, 2019 (the “Effective Date”) by and between NWALP PHOP Property Owner LLC, a Delaware limited liability company (the “Landlord”), and Apellis Pharmaceuticals, Inc., a Delaware corporation (the “Tenant”).

W I T NE S S E T H:

WHEREAS, the Landlord and the Tenant entered into that certain Lease dated as of April 27, 2017 (the “Original Lease), regarding premises consisting of approximately 6,126 rentable square feet (the “Original Premises”) and situated in that certain building located at 200 Fifth Avenue, Waltham, Massachusetts;

WHEREAS, the Landlord and the Tenant entered into that certain First Amendment to Lease dated July 25, 2018 (the “First Amendment”) pursuant to which the Landlord and the Tenant amended the Original Lease so as to relocate the Tenant from the Original Premises to certain space in the Building located at 100 Fifth Avenue, Waltham, Massachusetts on the third (3rd) floor thereof (the “New Premises”)(the Original Lease as amended by the First Amendment and this Amendment is referred to herein as the “Lease”);

WHEREAS, the Tenant desires to expand the Premises so as to rent the space located on the sixth (6th) floor of the Building, as described in Exhibit A-2 attached to this Amendment (the “Expansion Premises”) and consisting of 8,821 rentable square feet of space and, upon the Expansion Premises Term Commencement Date (as hereinafter defined):

(i)	Tenant shall continue to lease the New Premises pursuant to the terms of the Lease and shall also lease the Expansion Premises during the duration of the Expansion Premises Term, as defined herein;
(ii)	The Lease shall remain in full force and effect with respect to the New Premises;
(iii)	Except where otherwise stated in this Amendment, the terms of the Lease shall apply to the Expansion Premises, as may be applicable;
(iv)	Basic Rent for the Expansion Premises shall be as set forth in this Amendment; and
(v)	Certain other modifications to the terms and provisions of the Lease shall become effective as set forth in this Amendment.

WHEREAS, the Landlord and the Tenant mutually desire to amend the Lease as provided for below.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Amendment, the Lease and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Landlord and the Tenant hereby agree as follows effective as of the Effective Date:

Exhibit 10.2

1.	Rent.

(a)As of the Expansion Premises Term Commencement Date, the Basic Rent Table set forth in the Definition of “Basic Rent” is supplemented with the following:

“Expansion Premises Term Supplemental Basic Rent Table:

Months 1-12	$27,933.17/month	$335,198.00/year

Each “Month” set forth above is a full calendar month occurring after the Expansion Premises Term Commencement Date. If the Expansion Premises Term Commencement Date occurs on a date which is not the first day of a calendar month, rent for the month in which the Expansion Premises Term Commencement Date occurs shall be pro-rated for such month based upon the rental rate for Month 1. The following calendar month shall constitute Month 1 and the Term shall include the partial month in which the Expansion Premises Term Commencement Date occurred.”

(b)As of the Expansion Premises Term Commencement Date, the following shall be added to Section 3.1 of the Lease:

“(c) The Tenant shall pay to the Landlord, as part of the Basic Rent, the rent as set forth in the Expansion Premises Term Supplemental Basic Rent Table during the duration of the Expansion Premises Term.”

2.	Premises. As of the Expansion Premises Term Commencement Date, Exhibit A- 2 – Plan of the Expansion Premises, as attached to this Amendment, shall be attached to the Lease.

In addition, as of the Expansion Premises Term Commencement Date, the following definitions set forth in Section 1.1 of the Lease are deleted in their entirety and replaced with the following:

a.Premises: The Initial Premises and, for the duration of the Expansion Premises Term, the Expansion Premises.

b.Premises Rentable Area: Agreed to be (i) 22,600 rentable square feet prior to and following the expiration of the Expansion Premises Term and (ii) 31,421 rentable square feet for the duration of the Expansion Premises Term.

c.Tenant’s Proportionate Share: agreed to be (i) fourteen and forty one hundredths percent (14.41%) prior to and following the expiration of the Expansion Premises Term and (ii) twenty percent (20%) during the duration of the Expansion Premises Term (which is based on the ratio of the agreed upon (a) Premises Rentable Area to (b) Building Rentable Area).

3.	Definitions. In addition, the following definitions shall be added to Section 1.1 of the Lease:
(a)	Expansion Premises Term Commencement Date: The effective date of this Amendment.
(b)	Expansion Premises Term Expiration Date: The last day of the twelfth (12th) full calendar month following the Expansion Premises Term Commencement Date.
(c)	Expansion Premises Term: The period of time commencing on the Expansion Premises Term Commencement Date and expiring at 11:59 p.m. on the Expansion Premises Expiration Date.
4.	Condition of Expansion Premises. The Expansion Premises are being leased by Tenant in their condition as of the delivery date, “As Is,” without representation or warranty by Landlord ..

Exhibit 10.2

5.

Yield-Up and Surrender of Expansion Premises. Tenant shall yield-up and surrender the Expansion Premises on or prior to the Expansion Premises Term Expiration Date in strict accordance with Article 16 of the Lease. Failure to yield up and surrender the Expansion Premises in accordance with this Section 6 shall constitute a Default of Tenant under the Lease and entitle Landlord to exercise any and all of the remedies to which Landlord is entitled under the Lease, at law or in equity.

6.

Brokers. Each of Landlord and Tenant hereby represents that such party has not dealt with any brokers with respect to the transactions contemplated by this other than T3 Advisors (the “Broker”). Each of Landlord and Tenant hereby agrees to defend, indemnify and hold harmless the other, and its successors and assigns, against and from all claims, losses, liabilities and expenses including, without limitation, reasonable attorney’s fees, arising out of any claim by any broker, consultant, finder or like agent, which are based upon alleged dealings by such party with respect to this Amendment other than the Broker. Provided that this Amendment is executed by the Landlord and the Tenant, the Landlord shall pay to the Broker a commission fee per a separate agreement.

7.	Capitalized Terms. Capitalized terms that are not otherwise defined herein shall have the meaning set forth in the Lease.
8.

Ratification of Existing Lease Terms. Other than as expressly set forth herein, the terms and provisions of the Lease are hereby ratified, confirmed and shall remain unmodified and in full force and effect.

9.	Governing Law. This Amendment shall be governed by the laws of the Commonwealth of Massachusetts without regard to its conflict of law provisions.
10.	Counterpart Signatures. This Amendment may be executed in counterparts, each of which shall constitute an original document and all of which, together, shall constitute one and the same instrument.

[Signatures Appear on the Following Page]

Exhibit 10.2

IN WITNESS WHEREOF, the Landlord and the Tenant have each caused this Amendment to be executed as of the date first above written.

LANDLORD:
NWALP PHOP PROPERTY OWNER LLC, a Delaware limited liability company

By: ALP PHOP Manager, LLC, a Massachusetts limited liability company, its appointed representative

By:	/s/ Andrew Maher
	Name:	ANDREW MAHER
	Title:	Manager

TENANT:

APELLIS PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Pascal Deschatelets
	Name:	PASCAL DESCHATELETS
	Title:	COO

6/4/2019

Exhibit 10.2

Exhibit A-2

The Expansion Premises

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